Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 30, 2008 with respect to the financial statements and supplemental information of the OMNOVA Solutions Retirement Savings Plan on Form 11-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statement of OMNOVA Solutions Inc. on Form S-8 (File No. 333-34938 effective April 17, 2000) and in the Post-Effective Amendment No. 1 to the Registration Statement of OMNOVA Solutions Inc. on Form S-8 (File No. 333-34938 effective December 6, 2000).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
June 30, 2008